Exhibit k.26

Confirmation of Acceptance

Reference is made to the Note Purchase and Private Shelf Agreement (as amended from time to time, the “Agreement”), dated as of December 18, 2014 between Tortoise Energy Infrastructure Corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.

Pursuant to Section 2.2(f) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.             Accepted Notes: Aggregate principal amount $25,000,000

(A)	(a)	Name of Purchaser:	The Prudential Insurance Company of America
	(b)	Principal amount:	$12,000,000
	(c)	Final maturity date:	September 25, 2027
	(d)	Principal payment dates and amounts:	September 25, 2027 - $12,000,000
	(e)	Interest rate:	3.33%
	(f)	Interest payment period:	semiannually in arrears
	(g)	Interest payment dates:	March 25 and September 25 of each year, commencing 3/25/18
	(h)	Payment and notice instructions:	As set forth on attached Purchaser Schedule

(B)	(a)	Name of Purchaser:	The Gibraltar Life Insurance Co., Ltd.
	(b)	Principal amount:	$12,000,000
	(c)	Final maturity date:	September 25, 2027
	(d)	Principal payment dates and amounts:	September 25, 2027 - $12,000,000
	(e)	Interest rate:	3.33%
	(f)	Interest payment period:	semiannually in arrears
	(g)	Interest payment dates:	March 25 and September 25 of each year, commencing 3/25/18
	(h)	Payment and notice instructions:	As set forth on attached Purchaser Schedule

(C)	(a)	Name of Purchaser:	Prudential Retirement Insurance and Annuity Company
	(b)	Principal amount:	$1,000,000
	(c)	Final maturity date:	September 25, 2027
	(d)	Principal payment dates and amounts:	September 25, 2027 - $1,000,000
	(e)	Interest rate:	3.33%
	(f)	Interest payment period:	semiannually in arrears
	(g)	Interest payment dates:	March 25 and September 25 of each year, commencing 3/25/18
	(h)	Payment and notice instructions:	As set forth on attached Purchaser Schedule

II.            Closing Day:           September 25, 2017

III.           Issuance Fee:         $25,000

IV.          Prudential hereby acknowledges receipt of a revised Schedule 5.15 (Existing Indebtedness as of August 11, 2017) and waives the time period for delivery requirements in Section 2.2(d) related to the information attached to the Request for Purchase.

Tortoise Energy Infrastructure Corporation

By	/s/ P. Bradley Adams
	Name:	P. Bradley Adams
	Title:	CEO

The Prudential Insurance Company of America

By:	/s/
Vice President

Prudential Retirement Insurance and Annuity Company

By:	PGIM, Inc. (as Investment Manager)

By:	/s/
Vice President

The Gibraltar Life Insurance Co., Ltd

By:	Prudential Investment Management Japan Co., Ltd. (as Investment Manager)

By:	PGIM, Inc. (as Sub-Adviser)

By:	/s/
Vice President